Exhibit 21

List of Subsidiaries of the Registrant

Name

C2 Communications Technologies, Inc.
C2 Investments Inc.
I-Link Systems Inc.
Mibridge Inc.
Heritage Global LLC
Equity Partners HG LLC
Heritage Global Partners, Inc.
Heritage Global Partners UK Limited
Heritage Global Partners Germany GmbH
Heritage Global Partners Spain, S.L.
National Loan Exchange, Inc.
Moving Images NY LLC
Greystone Post Production Equipment
FP Acquisitions LLC
737 Gerrard Rd, LLC

State of Incorporation Delaware Delaware Utah Utah Delaware Delaware California N/A N/A N/A Illinois Delaware Delaware Delaware Delaware